Exhibit 99.1

IMUNON Reports First Quarter 2026 Financial Results

and Provides Business Update

IMNN-001 is the First and Only frontline treatment candidate to demonstrate the potential for a clinically meaningful overall survival benefit in women newly diagnosed with ovarian cancer

Enrollment in the Phase 3 OVATION 3 Study of IMNN-001 is expected to be completed by Q1 2029, supported by remarkable Phase 2 data showing significant overall survival improvement

FDA has reviewed and is aligned with Phase 3 protocol, confirms path to BLA Filing

Company to hold conference call today at 11:00 a.m. ET

LAWRENCEVILLE, N.J., May 12, 2026 – IMUNON, Inc. (NASDAQ: IMNN), a clinical-stage company in late-stage development with its DNA-mediated immunotherapy, today reported financial results for the three months ended March 31, 2026, and highlighted recent business updates including progress in advancing Phase 3 clinical development of its lead candidate IMNN-001 in newly diagnosed advanced ovarian cancer.

“Enrollment in our pivotal Phase 3 OVATION 3 trial continues ahead of plan, reflecting patient interest and strong conviction among principal investigators and the broader medical community in IMNN-001’s therapeutic potential,” said Stacy Lindborg, Ph.D., President and Chief Executive Officer of IMUNON. “Coupled with the unprecedented overall survival benefit observed in our Phase 2 (OVATION 2) study and an aligned path to BLA filing, IMNN-001 is well positioned to potentially transform the standard of care in advanced ovarian cancer.”

RECENT DEVELOPMENTS

Final Phase 2 OVATION 2 Study Data Show Continued Overall Survival Improvement with IMNN-001 in Women with Newly Diagnosed Advanced Ovarian Cancer – On March 25, 2026, the Company announced final data from the completed Phase 2 OVATION 2 clinical trial evaluating IMNN-001 in combination with standard of care (SoC) neoadjuvant and adjuvant chemotherapy (N/ACT) in 112 women with newly diagnosed advanced ovarian cancer. IMUNON previously reported a median 11.1-month increase in overall survival (40.5 vs. 29.4 months) in the IMNN-001 treatment arm compared to SoC chemotherapy alone. Following the most recent and final data assessment, the Company reported a median 14.7-month increase in overall survival (45.1 vs. 30.4 months) in women in the IMNN-001 treatment arm compared to SoC alone, demonstrating continuous improvement in overall survival (3.6 months delta). In addition, the new IMNN-001 data showed that women treated with IMNN-001 and SoC chemotherapy plus poly ADP-ribose polymerase (PARP) inhibitors as part of maintenance therapy achieved a median increase in overall survival of 24.2 months (65.6 vs. 41.4 months) compared to SoC chemotherapy alone. Importantly, with these new efficacy results, IMNN-001 continues to show a highly favorable safety and tolerability profile across all clinical trials, further reinforcing the potential of this IL-12 immunotherapy to represent a landmark advance in treatment of this disease.

IMUNON Sharpens Focus on its Promising Pivotal Phase 3 Ovarian Cancer Study – On February 5, 2026, the Company announced a strategic reorganization, the goal of which was to reduce operating expenses while supporting the Company’s focused strategy to rapidly advance the pivotal Phase 3 OVATION 3 clinical trial.

FIRST QUARTER 2026 FINANCIAL RESULTS

Net loss for the first quarter of 2026 was $4.3 million, or $0.84 per share, compared with a net loss of $4.1 million, or $3.15 per share, for the first quarter of 2025. Operating expenses were $4.3 million for the first quarter of 2026, compared to $4.1 million for the first quarter of 2025.

Research and development expenses increased to $2.3 million in the first quarter of 2026 from $2.2 million in the same period of 2025. During 2025, the Company initiated enrollment in the OVATION 3 Study and in 2026 closed out the OVATION 2 Study.

General and administrative expenses remained unchanged at $2.0 million in each of the first quarters of 2026 and 2025.

Net cash used for operating activities was $4.0 million for the first quarter of 2026, compared with $2.8 million for the same period last year. This increase was primarily due to trial-related expenses associated with the OVATION 3 trial.

As of March 31, 2026, cash and cash equivalents were $4.8 million.

Conference Call and Webcast

The Company will be hosting a conference call to review first quarter 2026 financial results and provide a business update today, May 12, 2026, at 11:00 a.m. EDT. To participate in the call, please dial 800-715-9871 (U.S. and Canada/Toll Free) or 646-307-1963 (U.S./Toll) and ask for the IMUNON First Quarter 2026 Financial Results Call (Conference ID 8083343). A live webcast of the call will also be available here.

An audio replay of the call will be available for 90 days and can be accessed at 800-770-2030 (U.S. and Canada/Toll Free), 609-800-9909 (U.S./Toll) or 647-362-9199 (Canada/Toll) using replay access code 8083343#.

About IMUNON

IMUNON is a clinical-stage biotechnology company focused on advancing a portfolio of innovative treatments that harness the body’s natural mechanisms to generate safe, effective and durable responses across a broad array of human diseases, constituting a differentiating approach from conventional therapies. IMUNON is developing its non-viral DNA technology across its modalities. The first modality, TheraPlas®, is developed for the gene-based delivery of cytokines and other therapeutic proteins in the treatment of solid tumors where an immunological approach is deemed promising. The second modality, PlaCCine®, is developed for the gene delivery of viral antigens that can elicit a strong immunological response.

The Company’s lead clinical program, IMNN-001, is a DNA-based immunotherapy for the localized treatment of advanced ovarian cancer that has completed multiple clinical trials including one Phase 2 clinical trial (OVATION 2) and is currently conducting a Phase 3 clinical trial (OVATION 3). The first patient was dosed in the Company’s Phase 3 pivotal study in the third quarter of 2025. IMNN-001 works by instructing the body to produce safe and durable levels of powerful cancer-fighting molecules, such as interleukin-12 and interferon gamma, at the tumor site. Additionally, the Company has completed dosing in a first-in-human study of its COVID-19 booster vaccine (IMNN-101). The Company will continue to leverage these modalities and to advance, either directly or through partnership, the technological frontier of plasmid DNA to better serve patients with difficult-to-treat conditions. For more information, please visit www.imunon.com.

Forward-Looking Statements

IMUNON wishes to inform readers that forward-looking statements in this news release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, including, but not limited to, statements regarding the expected reduction of operating expenses related to the strategic reorganization, the timing of enrollment of the Company’s clinical trials, the potential of any therapies developed by the Company to fulfill unmet medical needs, the market potential for the Company’s products, if approved, the potential efficacy and safety profile of our product candidates, and the Company’s plans and expectations with respect to its development programs more generally, are forward-looking statements. We generally identify forward-looking statements by using words such as “may,” “will,” “expect,” “plan,” “anticipate,” “estimate,” “intend” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances), and include statements regarding our planned stock split. Readers are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, risks and uncertainties related to unforeseen changes in the course of research and development activities and in clinical trials, including the fact that interim results are not necessarily indicative of final results; the uncertainties of and difficulties in analyzing interim clinical data; the significant expense, time and risk of failure in conducting clinical trials; the need for IMUNON to evaluate its future development plans; possible actions by customers, suppliers, competitors or regulatory authorities; and other risks detailed from time to time in IMUNON’s filings with the Securities and Exchange Commission. IMUNON assumes no obligation, except to the extent required by law, to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise.

Contacts:

Media	Investors
CG Life	ICR Healthcare
Jenna Urban	Peter Vozzo
212-253-8881	443-213-0505
jurban@cglife.com	peter.vozzo@icrhealthcare.com

(Tables to Follow)

IMUNON, Inc.

Condensed Consolidated Statements of Operations

(in thousands except per share amounts)

	Three Months Ended March 31,
	2026	2025

Operating expenses:
Research and development	$2,337	$2,165
General and administrative	1,970	1,980
Total operating expenses	4,307	4,145

Loss from operations	(4,307)	(4,145)

Other income (expense):
Investment and other income	58	43

Net loss	$(4,249)	$(4,102)

Net loss per common share
Basic and diluted	$(0.84)	$(3.15)

Weighted average shares outstanding
Basic and diluted	5,029	1.301

IMUNON, Inc.

Selected Balance Sheet Information

(in thousands)

	March 31, 2026	December 31, 2025
ASSETS
Current assets
Cash and cash equivalents	$4,794	$8,781
Advances, deposits on clinical programs and other current assets	1,827	1,943
Total current assets	6,621	10,724

Property and equipment	460	530

Other assets
Operating lease right-of-use assets	888	984
Deposits and other assets	50	50
Total other assets	938	1,034
Total assets	$8,019	$12,288
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$3,747	$4,218
Operating lease liability – current portion	419	406
Total current liabilities	4,166	4,624

Operating lease liability – noncurrent portion	493	602
Total liabilities	4,659	5,226
Stockholders’ equity
Common stock	39	34
Additional paid-in capital	428,953	428,411
Accumulated deficit	(425,547)	(421,298)
	3,445	7,147
Less: Treasury stock	(85)	(85)
Total stockholders’ equity	3,360	7,062
Total liabilities and stockholders’ equity	$8,019	$12,288

#   #   #